EXHIBIT B.2
PURCHASE AND SALE AGREEMENT


     Dated as of May 22, 1997


     among


     WMECO RECEIVABLES CORPORATION,
     as purchaser hereunder


     and


     WESTERN MASSACHUSETTS ELECTRIC COMPANY,
     as the Seller and as the initial Servicer



     TABLE OF CONTENTS


     ARTICLE I
     AGREEMENT TO PURCHASE AND SELL

1.1  Agreement To Purchase and Sell                              2
1.2  Timing of Purchases                                         3
1.3  Consideration for Purchases                                 3
1.4  Contributions                                               3
1.5  The "Purchase and Sale Termination Date"                    3
1.6  Servicer                                                    3
1.7  True Sales; Security Interests                              3
1.8  Application of Collections                                  5
1.9  Obligations of WMECO with Respect to the Receivables        5
1.10 Subordination                                               5

     ARTICLE II
     CALCULATION OF WRC PURCHASE PRICE

2.1  Calculation of WRC Purchase Price                           7

     ARTICLE III
     PAYMENT OF WRC PURCHASE PRICE

3.1  Purchase Price Payment                                      7
3.2  Settlement as to Specific Receivables and Dilution          9

     ARTICLE IV
     CONDITIONS OF PURCHASES AND SALES

4.1  Conditions Precedent to Initial Purchase                    10
4.2  Certification as to Representations and Warranties          12
4.3  Conditions Precedent to Initial Sale                        12

     ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF WMECO

5.1  WMECO Representations and Warranties                        12

     ARTICLE VI
     COVENANTS OF WMECO

6.1  General Covenants                                           16

     ARTICLE VII
     ADDITIONAL RIGHTS AND OBLIGATIONS IN
     RESPECT OF THE RECEIVABLES

7.1  Rights of WRC                                               22
7.2  Responsibilities of WMECO                                   22
7.3  UCC Matters; Protection and Perfection of Percentage Interests 23

     ARTICLE VIII
     PURCHASE AND SALE TERMINATION

8.1  Termination                                                 25
8.2  Remedies                                                    25

     ARTICLE IX
     INDEMNIFICATION

9.1  Indemnities by WMECO                                        26

     ARTICLE X
     MISCELLANEOUS

10.1 Amendments, etc.                                            29
10.2 Notices, etc.                                               29
10.3 No Waiver; Cumulative Remedies                              30
10.4 Binding Effect; Assignability                               30
10.5 GOVERNING LAW; SUBMISSION TO JURISDICTION                   30
10.6 Costs, Expenses and Taxes                                   31
10.7 Waiver of Jury Trial                                        31
10.8 Captions and Cross References; Incorporation by Reference   32
10.9 Execution in Counterparts; Severability; Integration        32
10.10     Reliance on Corporate Separateness                     32
10.11     Term of this Agreement                                 32
10.12     No Proceedings                                         33
10.13     Confidentiality                                        33


APPENDIX A     Definitions

EXHIBIT A - Form of WMECO Sale and Transfer Certificate
EXHIBIT B - Office Locations
EXHIBIT C - Trade Names


     PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of May 22, 1997, is among WESTERN MASSACHUSETTS ELECTRIC COMPANY, a Massachusetts corporation ("WMECO"), as Seller and as the initial Servicer, and WMECO RECEIVABLES CORPORATION, a Connecticut corporation, as purchaser hereunder ("WRC").


     Definitions


Unless otherwise indicated, certain terms that are capitalized and used throughout this Agreement are defined in Appendix A. All references herein to months are to calendar months unless otherwise expressly indicated.


     Recitals



1. WRC is a special purpose corporation, all of the issued and outstanding shares of which are owned by WMECO.

2.  WMECO generates Receivables in the ordinary course of its business.

3. WMECO, in order to finance its business, wishes to sell Receivables to WRC, and WRC is willing, on the terms and subject to the conditions set forth herein, to purchase Receivables from WMECO.

4. WMECO and WRC each intends this transaction to be a true sale of Receivables by WMECO to WRC providing WRC with the full benefits of ownership of the Receivables, and WMECO and WRC do not intend the transactions hereunder to be, or for any purpose to be, characterized as a loan from WRC to WMECO.

5. WRC intends to sell Percentage Interests in the Receivables from time to time pursuant to the Receivables Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:


     ARTICLE II
     AGREEMENT TO PURCHASE AND SELL


II.1 Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement (including Article IV), WMECO agrees to sell to WRC, and WRC agrees to purchase from WMECO, from time to time on or after the Initial Closing Date, but before the Purchase and Sale Termination Date, all of WMECO's right, title and interest in and to:

(a) each Receivable that was owing on the closing of WMECO's business on the day preceding the Initial Closing Date (other than Contributed Receivables);

(b) each Receivable created by WMECO from and including the closing of WMECO's business on the day preceding the Initial Closing Date, to and including the Purchase and Sale Termination Date (other than Contributed Receivables);

(c)  all rights to, but not the obligations under, all Related Security;

(d) all monies due or to become due with respect to the Receivables described in clauses (a) and (b); and

(e) all proceeds (as defined in the applicable UCC) of Receivables and Related Security described in clauses (a), (b) and (c) above, including, without limitation, all Collections and other funds which either are received by WMECO, WRC or the Servicer from or on behalf of the Obligors in payment of any amounts owed in respect of the Receivables, or are applied to such amounts owed by the Obligors (including, without limitation, insurance payments that WMECO applies in the ordinary course of its business to amounts owed in respect of any Receivable).

The items described in clauses (c), (d) and (e) above are collectively called the "Related Assets". All purchases hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of WMECO set forth in this Agreement and each other Transaction Document. No obligation or liability to any Obligor on any Receivable is intended to be assumed by WRC hereunder, and any such assumption is expressly disclaimed. WRC's foregoing commitment to purchase Receivables is herein called the "Facility."

II.2  Timing of Purchases.

(a) Initial Closing Date Purchases. WMECO's entire right, title and interest in (i) each Receivable that existed on the closing of WMECO's business on the day preceding the Initial Closing Date (other than Contributed Receivables), and (ii) all Related Assets with respect thereto automatically shall be deemed to be sold to WRC on the Initial Closing Date.

(b) Regular Purchases. Commencing on the Initial Closing Date, until the Purchase and Sale Termination Date, each Receivable originated by WMECO (other than Contributed Receivables) and the Related Assets with respect thereto shall be sold to WRC immediately (and without further action) upon the creation of such Receivable.

II.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, WRC agrees to make WRC Purchase Price payments to WMECO in accordance with Article III.

II.4 Contributions. From time to time, upon written notice to WRC and the Agent, WMECO may elect to contribute Receivables to WRC. Any such contribution shall be effective concurrently with the origination of the Receivables to be contributed and shall include the Related Assets with respect thereto.

II.5 The "Purchase and Sale Termination Date" shall be the date of the termination of this Agreement pursuant to Section 8.1.

II.6 Servicer. WMECO shall act as the initial Servicer of the Receivables as provided herein and in the Receivables Purchase Agreement. WMECO shall perform its obligations as Servicer under the Receivables Purchase Agreement, and WRC shall pay to the Servicer the Servicing Fee. WRC may, upon notice to WMECO, with the prior written consent of the Purchaser and the Agent, designate any Person to succeed WMECO as the Servicer. Upon any such designation of any Person to succeed WMECO or any successor Servicer pursuant hereto, WMECO agrees that it will terminate its activities as the Servicer hereunder in a manner which WRC and the Agent believe will facilitate the transition of the performance of such activities to the new Servicer. Under the terms of the Receivables Purchase Agreement, WRC undertakes certain liabilities with respect to the Servicer's performance. Such undertakings shall not impair any claim WRC may have against the Servicer under the Transaction Documents for the Servicer's breach thereof.

II.7 True Sales; Security Interests. (a) WMECO and WRC intend the transfers of Receivables hereunder to be true sales by WMECO to WRC that are absolute and irrevocable and that provide WRC with the full benefits of ownership of the Receivables, and neither WMECO nor WRC intends the transactions contemplated hereunder to be, or for any purpose to be characterized as, loans from WRC to WMECO. It is, further, not the intention of the parties hereto that the conveyance of the Specified Assets be deemed a grant of a security interest in the Specified Assets by WMECO to WRC to secure a debt or other obligation of WMECO. However, in the event that, notwithstanding the intent of the parties, any Specified Assets are property of WMECO's estate, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and (ii) the conveyance by WMECO provided for in this Agreement shall be deemed to be a grant by WMECO to WRC of, and WMECO hereby grants to WRC, a security interest in and to all of WMECO's right, title and interest in, to and under the Specified Assets to secure (1) the rights of WRC and its assigns hereunder and (2) a loan by WRC to WMECO in the amount of the related WRC Purchase Price of such assets. WMECO and WRC shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Specified Assets, such security interest would be deemed to be a perfected security interest of first priority in favor of WRC under applicable law and will be maintained as such throughout the term of this Agreement. It is understood and agreed that this Section 1.7(a) does not secure or guaranty the obligations of an Obligor to pay any Receivable. The immediately preceding sentence shall not limit the extent to which any other provision of this Agreement creates a claim against WMECO in respect of any Receivable (for reasons other than the Obligor's credit problems), or limit the extent to which the Specified Assets secure such claim.

(b) To secure the WMECO Obligations, WMECO hereby grants to WRC, for its own benefit and the benefit of its assigns, a security interest in all right, title and interest (if any) of WMECO in the Collection Account and all items therein or attributable thereto (including without limitation all funds, interest, dividends, moneys, investments, securities and any other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing). WMECO and WRC shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that such security interest is a perfected security interest of first priority in favor of WRC under applicable law and will be maintained as such throughout the term of this Agreement. It is understood and agreed that this
Section 1.7 (b) does not secure or guaranty the obligations of an Obligor to pay any Receivable. The immediately preceding sentence shall not limit the extent to which any other provision of this Agreement creates a claim against WMECO in respect of any Receivable (for reasons other than the Obligor's credit problems), or limit the extent of the collateral securing such claim.

II.8 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to WMECO shall, except as otherwise specified by such Obligor or otherwise required by contract or law or by instruction of the Agent, be applied as a Collection of any Receivable of such Obligor (in the order of the age of such Receivables, starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness (other than a Receivable) of such Obligor.

II.9 Obligations of WMECO with Respect to the Receivables. WMECO will (a) at its expense, regardless of any exercise by WRC or its assigns of its rights hereunder, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any contracts or other agreements related to the Receivables to the same extent as if the Receivables had not been sold hereunder and (b) pay when due any taxes (other than Excluded Taxes), including without limitation, sales and excise taxes, payable in connection with the Receivables. In no event shall WRC or its assigns have any obligation or liability with respect to any Receivables or related contracts, if applicable, nor shall any of them be obligated to perform any of the obligations of WMECO thereunder. WMECO will timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and any related contract. WMECO will not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the credit quality, enforceability or collectibility of any Receivable.

II.10  Subordination.

(a) The payment and performance of the Subordinated Obligations is hereby subordinated to the Senior Obligations of WRC and, except as set forth in this Section 1.10, WMECO will not ask, demand, sue for, take or receive from WRC, by setoff or in any other manner, the whole or any part of any Subordinated Obligations, unless and until such Senior Obligations shall have been fully paid and satisfied (the temporary reduction of outstanding Senior Obligations not being deemed to constitute full payment or satisfaction thereof).

(b) Notwithstanding clause (a) above and subject to clause (c) below, WRC may pay the WRC Purchase Price and other Restricted Payments as provided in
Section 3.1 (all such payments being herein called "Permitted Payments").

(c) Prior to payment in full by WRC of its Senior Obligations, WMECO shall have no right to sue for or otherwise exercise any remedies with respect to any Permitted Payment, or otherwise take any action against WRC or WRC's property with respect to any Permitted Payment.

(d) Should any payment or distribution be received by WMECO upon or with respect to the Subordinated Obligations (other than Permitted Payments) prior to the satisfaction of all of the Senior Obligations, WMECO shall receive and hold the same in trust, as trustee, for the benefit of the holders of Senior Obligations, and shall forthwith deliver the same to the Agent (in the form received, except where endorsement or assignment by WMECO is necessary), for application to the Senior Obligations, whether or not then due.

(e) In the event of any Bankruptcy Proceeding with respect to WRC, (i) WMECO shall promptly file a claim or claims, in the form required in such Bankruptcy Proceeding, for the full outstanding amount of the Subordinated Obligations, and shall use commercially reasonable efforts to cause such claim or claims to be approved and all payments or other distributions in respect thereof to be made directly to the Agent (for the benefit of the holders of Senior Obligations) until all Senior Obligations shall have been paid and performed in full and in cash, and (ii) WMECO shall not be subrogated to the rights of any such holder to receive payments or distributions from WRC until one year and one day after payment in full and in cash of all Senior Obligations.

(f) If at any time any payment (in whole or in part) made with respect to any Senior Obligation is rescinded or must be restored or returned (whether in connection with any Bankruptcy Proceeding or otherwise), the subordination provisions contained in this Section 1.10 shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made.

(g) The subordination provisions contained in this Section 1.10 shall not be impaired by amendment or modification to the Transaction Documents or any lack of diligence in the enforcement, collection or protection of, or realization on, the Senior Obligations or any security therefor.


     ARTICLE III
     CALCULATION OF WRC PURCHASE PRICE


III.1  Calculation of WRC Purchase Price.

(a) The purchase price (the "WRC Purchase Price") for each Receivable and its Related Assets shall equal the Outstanding Balance of such Receivable multiplied by the Discount Percentage.

(b) The initial "Discount Percentage" shall equal 98.88%. The Discount Percentage shall be redetermined and set forth in the Investor Reports for each March, June, September and December. Each change in the Discount Percentage shall be effective for purchases commencing on the first day of the month following the month in which such Investor Report is delivered.
The Discount Percentage shall equal the result of (i) 100% minus (ii) the sum of

(x) the discount rate equivalent of a per annum interest rate equal to the sum of 1.25% plus WRC's weighted average cost of funds (excluding Contributed Receivables and other equity capital) during the preceding three Measurement Periods, plus

(y) the percentage equivalent of a ratio computed by dividing (A) the aggregate Outstanding Balance of Receivables that were written off during the preceding three Measurement Periods by (B) the sum of the Collections during such three preceding Measurement Periods.


     ARTICLE IV
     PAYMENT OF WRC PURCHASE PRICE


IV.1  Purchase Price Payment.

(a) On the Initial Closing Date, WRC shall pay WMECO the WRC Purchase Price for the Receivables and Related Assets sold on that date. Otherwise, on each Adjustment Date WRC and WMECO shall settle as to the WRC Purchase Price for Receivables and Related Assets sold during the related Measurement Period. Notwithstanding such monthly settlement arrangement, on each Business Day the Servicer will, on behalf of WRC, transfer to WMECO (for WMECO's own account except as provided in Section 3.1(b)) all Collections (other than Collections required to be used for other purposes under the Receivables Purchase Agreement) received on each Business Day and such Collections shall be applied by WMECO to any outstanding WRC Purchase Price. On each Adjustment Date, the Servicer, WRC and WMECO shall determine the aggregate amount of such transfers made during the related Measurement Period and the aggregate WRC Purchase Price for Receivables and Related Assets sold during that Measurement Period. The amounts transferred shall then be deemed to have been applied:

first, as a payment of deferred WRC Purchase Price for Receivables sold during any earlier Measurement Period and their Related Assets; and

second, as a payment of the aggregate WRC Purchase Price for Receivables sold during the related Measurement Period and their Related Assets.

(b) Any portion of the WRC Purchase Price for Receivables and Related Assets sold during any Measurement Period which is not paid pursuant to priority second above shall be treated as deferred WRC Purchase Price and shall be payable from time to time as provided in subsection (a); provided that any unpaid deferred WRC Purchase Price shall be due and payable on the date that falls nine months after the Purchase and Sale Termination Date. If it is determined on any Adjustment Date that Collections paid by the Servicer to WMECO pursuant to Section 3.1(a) during the related Measurement Period exceeded the sum of (i) the WRC Purchase Price payable for such Measurement Period plus (ii) amounts owed by WRC at the start of such Measurement Period for WRC Purchase Price accrued during previous Measurement Periods, WMECO shall remit such excess to WRC in immediately available funds on the next succeeding Business Day following WRC's request therefor. WRC may also elect to declare a dividend (in an amount up to such excess) to WMECO, subject to such restrictions as are set forth in Section 5.01(k) of the Receivables Purchase Agreement.

(c) The Servicer (based on information provided to it by WRC) shall at all times maintain information sufficient to determine the net amount owed by WRC to WMECO, or by WMECO to WRC, in respect of such WRC Purchase Price; provided, that nothing in this Section 3.1 shall be construed to require the Servicer or any Affiliate thereof to deliver to WMECO, WRC or the Agent, a report setting forth any calculation under this Section 3.1, except (i) for the delivery of an Investor Report in accordance with Section 6.07 of the Receivables Purchase Agreement and (ii) to the extent requested by WRC or the Agent (x) at any time after the occurrence and during the continuance of a Servicer Default or a Transition Event, or (y) on the Termination Date.

IV.2 Settlement as to Specific Receivables and Dilution. (a) If on the day of any purchase or contribution of Receivables from WMECO hereunder, any of the representations or warranties relating to title set forth in Section 5.1(h) is not true with respect to such Receivable, then subject to subsection (c) below, the WRC Purchase Price that otherwise would be paid to WMECO with respect to Receivables subsequently generated by WMECO shall be decreased by an amount equal to the Outstanding Balance of such Receivable; provided, that if WRC thereafter receives payment on account of Collections due with respect to such Receivable, WRC promptly shall deliver such funds to WMECO.

(b) If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is reduced or adjusted on account of any defective, rejected, returned, repossessed or foreclosed merchandise, any defective, disputed or rejected services, any discount or any other adjustment made or performed by WMECO or any other Person (including, without limitation, those described in the definition of "Dilution Factors") or as a result of a setoff in respect of any claim by the Obligor thereof against WMECO or any of its Affiliates (whether such claim arises out of the same or a related transaction or an unrelated transaction) as indicated on the books of WRC (or, for periods prior to the Initial Closing Date, the books of WMECO), then, subject to subsection (c) below, the WRC Purchase Price that otherwise would be paid to WMECO with respect to Receivables subsequently generated by WMECO shall be decreased by the amount of such net reduction.

(c) If any decrease is required in the WRC Purchase Price of subsequently generated Receivables pursuant to subsection (a) or (b) above at any time (i) when an Event of Termination (or an event or condition that would constitute an Event of Termination but for the requirement that notice be given or time elapse or both) exists or (ii) on or after the Purchase and Sale Termination Date, then, in lieu of such reduction, the amount by which the WRC Purchase Price should have been so reduced shall be deposited by WMECO in same day funds into the Collection Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

(d) Each Investor Report (other than the Investor Report delivered on the Initial Closing Date) shall include, in respect of the Receivables previously generated by WMECO (including the Contributed Receivables), a calculation of the aggregate reductions described in subsection (a) or (b) of this Section
3.2 relating to such Receivables since the last Investor Report delivered hereunder.


     ARTICLE V
     CONDITIONS OF PURCHASES AND SALES


V.1 Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the condition precedent that WRC shall have received, on or before the Initial Closing Date, the following, each (unless otherwise indicated) dated the Initial Closing Date or such earlier date satisfactory to WRC and the Agent, and each in form and substance satisfactory to WRC:

(a)  A copy of this Agreement duly executed by WMECO;
(b) A certificate of the Clerk or Assistant Clerk of WMECO, certifying (i) the names and true signatures of the incumbent officers of WMECO authorized to sign this Agreement and the other documents to be delivered by it hereunder, (ii) that the copy of the certificate of incorporation of WMECO attached thereto is a complete and correct copy and that such certificate of incorporation has not been amended, modified or supplemented and is in full force and effect, (iii) that the copy of the by-laws of WMECO, attached thereto, is a complete and correct copy and that such by-laws have not been amended, modified or supplemented and are in full force and effect, (iv) the resolutions of WMECO's board of directors approving and authorizing the execution, delivery and performance by WMECO of this Agreement and the documents related thereto and (v) that the copy of its servicing agreement with Northeast Utilities Service Company attached thereto is a complete and correct copy and that such agreement has not been amended, modified or supplemented and is valid, enforceable and in full force and effect;

(c) Articles/Certificate of Incorporation of WMECO, certified by the Secretary of State of Massachusetts no more than 20 days prior to the effective date of this Agreement.

(d) Good standing certificates for WMECO issued by the Secretary of State of Massachusetts, and dated no more than 20 days prior to the effective date of this Agreement;

(e) Originals of such financing statements (Form UCC-1) that have been duly executed and name WMECO as the debtor/seller and WRC as the secured party/purchaser (and the Purchaser, as assignee of WRC) as may be necessary or, in WRC's or the Agent's reasonable opinion, desirable under the UCC of all appropriate jurisdictions or any comparable law of all appropriate jurisdictions to perfect WRC's ownership and/or security interest in the Receivables, the Related Assets and the assets described in Section 1.7 ;

(f) Acknowledgment copies (or in the case of releases executed by the Agent or the Purchaser, executed copies) of proper UCC filings, if any, necessary to release all security interests and other rights of any Person in the Receivables and Related Assets previously granted by WMECO;

(g) A written search report from a Person satisfactory to WRC listing all effective financing statements that name WMECO as debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to the foregoing subsection (e), together with copies of such financing statements (none of which, except for those described in the foregoing subsection (e), shall cover any Receivables, Related Assets or assets of the type described in Section 1.7 except for those in respect of which appropriately executed termination statements shall have been delivered to the Agent at the Closing), and tax and judgment lien search reports from a Person satisfactory to WRC showing no evidence of such liens filed against WMECO;

(h) A favorable opinion of Day, Berry & Howard, counsel to WMECO, in form and substance satisfactory to the Agent and WRC;

(i) Evidence (i) of the execution and delivery by each of the parties thereto of each of the Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of the Transaction Documents has been satisfied to WRC's satisfaction;

(j) A certificate from an officer of WMECO to the effect that the Servicer and WMECO have placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on each subsequent, data processing report that it generates which are of the type that a proposed purchaser or lender would use to evaluate the Receivables, the following legend (or the substantive equivalent thereof): "THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO WMECO RECEIVABLES CORPORATION PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF MAY 22, 1997, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BETWEEN WESTERN MASSACHUSETTS ELECTRIC COMPANY AND WMECO RECEIVABLES CORPORATION; AND UNDIVIDED, FRACTIONAL OWNERSHIP INTERESTS IN THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD BY WMECO RECEIVABLES CORPORATION TO MONTE ROSA CAPITAL CORPORATION PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF MAY 22, 1997, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AMONG WMECO RECEIVABLES CORPORATION, WESTERN MASSACHUSETTS ELECTRIC COMPANY, MONTE ROSA CAPITAL CORPORATION AND UNION BANK OF SWITZERLAND, NEW YORK BRANCH, AS THE AGENT";

(k) The Public Disclosure Documents and such other financial reports as may be requested by the Agent, WRC or the Purchaser;

(l) A copy of the Credit and Collection Policy, certified by an appropriate officer of WMECO as correct and complete;

(m) A transition agreement, in form and substance satisfactory to the Agent, terminating the existing receivables purchase agreement among WMECO, the Purchaser and the Agent; and

(n)  Such other documents as WRC or the Agent shall reasonably request.

V.2 Certification as to Representations and Warranties. WMECO, by accepting the WRC Purchase Price related to each purchase of Receivables (including any portion thereof paid to WMECO on a daily basis pursuant to Section 3.1), shall be deemed to have certified that the representations and warranties contained in Article V (other than, in the case of any purchase after the date hereof, the Excluded Representations) are true and correct on and as of such day, with the same effect as though made on and as of such day.

V.3 Conditions Precedent to Initial Sale. The initial sale hereunder is subject to the condition precedent that WMECO shall have received, on or before the Initial Closing Date, (i) a copy of this Agreement duly executed by WRC, and (ii) such other documents as WMECO shall reasonably request; provided that WMECO's acceptance of any WRC Purchase Price shall be conclusive evidence that such conditions have been satisfied.


     ARTICLE VI
     REPRESENTATIONS AND WARRANTIES OF WMECO


VI.1 WMECO Representations and Warranties. In order to induce WRC to enter into this Agreement and to make purchases hereunder, WMECO hereby makes the representations and warranties set forth in this Article V:

(a) WMECO is a corporation duly incorporated, validly existing and in good standing under the laws of Massachusetts and is duly qualified to do business, and is in good standing, in every other jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by WMECO of this Agreement and all other Transaction Documents, including WMECO's use of the proceeds of sales hereunder and reinvestments, are within WMECO's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) WMECO's charter or by-laws, (ii) any law, rule or regulation applicable to WMECO, (iii) any contractual restriction binding on or affecting WMECO or its property or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting WMECO or its property, and do not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties (other than in favor of WRC or the Purchaser with respect to the Receivables and the Related Security and Collections associated therewith); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law. This Agreement has been duly executed and delivered by WMECO.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by WMECO of this Agreement or any other Transaction Document or instrument to be delivered hereunder, except for such filings as have been made and such approvals as have been obtained and except for the filing of the UCC financing statements referred to in
Article IV.

(d) This Agreement and each other Transaction Document or instrument delivered by it hereunder constitutes the legal, valid and binding obligation of WMECO enforceable against WMECO in accordance with its terms.

(e) The consolidated balance sheets of each of the Parent and WMECO as at December 31, 1996, and the related statements of income, shareholders' equity and cash flows for the fiscal year then ended, copies of which have been furnished to the Agent, fairly present the consolidated financial condition of the Parent and WMECO and their consolidated subsidiaries as at such date and the consolidated results of the operations of the Parent, WMECO and their consolidated subsidiaries for the period ended on such date, all in accordance with GAAP. Since December 31, 1996, except as disclosed in the Public Disclosure Documents, there has been no change in any such condition or operations which has had, or could reasonably be expected to have, a Material Adverse Effect. Since December 31, 1996, except as disclosed in the Public Disclosure Documents, there has been no change in any such condition or operations that has had, or reasonably could be expected to have, a material adverse effect on the operations or financial condition of the Parent.

(f) Except as disclosed in the Public Disclosure Documents, (i) there is no pending or threatened action or proceeding affecting the Parent, WMECO or any of their subsidiaries before any court, governmental agency or arbitrator that has had, or reasonably could be expected to have, a Material Adverse Effect, (ii) none of the Parent, WMECO or any of their subsidiaries is in default with respect to any order of any court, arbitrator or governmental body except defaults, if any, which are not material (and cannot reasonably be expected to become material) to the business or operations of WMECO or any of its subsidiaries and which have not had (and cannot reasonably be expected to have) a Material Adverse Effect, and (iii) no other condition exists that has caused, or could reasonably be expected to cause, a Material Adverse Effect. Except as disclosed in the Public Disclosure Documents, (i) there is no pending or threatened action or proceeding affecting the Parent or any of its subsidiaries before any court, governmental agency or arbitrator that has had, or could reasonably be expected to have, a Material Parent Effect, and
(ii) neither the Parent nor any of its subsidiaries is in default with respect to any order of any court, arbitrator or governmental body.

(g) No proceeds of any sale of Receivables hereunder will be used by WMECO to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(h) Each Receivable, together with any contract related thereto, and the Specified Assets shall, at all times prior to its sale or contribution hereunder, be owned by WMECO free and clear of any Adverse Claim except as created by this Agreement, and upon each purchase or contribution hereunder, WRC shall acquire valid and perfected first priority ownership of each Receivable then being sold or contributed and in the Related Security (other than Security Deposits) and Collections with respect thereto, free and clear of any Adverse Claim except as provided hereunder and in the Receivables Purchase Agreement. No Adverse Claim arising against or through WMECO shall at any time attach, or be purported to attach, to Receivables transferred to WRC or Related Security or Collections with respect thereto. No effective financing statement or other instrument similar in effect covering any Receivable, the Related Security, the Collections or the Specified Assets with respect thereto shall at any time be on file in any recording office except such as may be filed in favor of WRC or the Purchaser.

(i) No Investor Report, information, exhibit, financial statement, document, book, record or report furnished or to be furnished by WMECO to the Agent or WRC in connection with this Agreement or the Receivables Purchase Agreement is or will be inaccurate in any material respect as of the date it is or shall be dated or (except as otherwise disclosed to the Agent or WRC, as the case may be, at such time) as of the date so furnished, and no such document contains or will contain any material misstatement of fact or omits or shall omit to state a material fact or any fact necessary to make the statements contained therein not misleading. Any Receivable described as an Eligible Receivable in any Investor Report or such other information, exhibit, financial statement, document, book, record or report satisfies the requirements of the definition of "Eligible Receivable" in the Receivables Purchase Agreement. WMECO has management information systems that are adequate to generate reliable statistical information with respect to the Receivables, including such information as is required to be delivered pursuant to the terms of this Agreement.

(j) The principal place of business and chief executive office of WMECO and the offices where WMECO keeps all of the Records are located at the addresses specified in Exhibit B (or at such other locations as to which the notice and other requirements specified in Section 7.3 shall have been satisfied).
WMECO has places of business in more than one town in Massachusetts.

(k) All Obligors have been (or, in the case of Obligors with respect to Unbilled Receivables, will be) instructed to make all payments in respect of Receivables to WMECO's post office box in Hartford, Connecticut or to a Payment Center, and such payments are (i) processed by the Servicer in Wethersfield, Connecticut and (ii) deposited to the Collection Account within one Business Day of the Servicer's receipt thereof. WMECO will make commercially reasonable efforts to prevent funds other than Collections from being deposited to the Collection Account.

(l) All Obligors (other than Obligors in respect of Unbilled Receivables) are listed on the General Trial Balance. WMECO's methodology for determining the Outstanding Balance of Unbilled Receivables is accurately described in Exhibit B of the Receivables Purchase Agreement and such description does not omit any fact necessary to make the statements contained therein not misleading. The Outstanding Balance of Unbilled Receivables shall be calculated in accordance with the methodology described in Exhibit B of the Receivables Purchase Agreement.

(m) Except as described in Exhibit C, WMECO has no trade names, fictitious names, assumed names or "doing business as" names other than those names with respect to which it has satisfied its obligations under Section 7.3.

(n) On the date of each purchase hereunder (both before and after giving effect to the purchase on such date), WMECO will have assets which are greater than the amount of its liabilities, and will be able to pay its debts as they become due.

(o) The terms of the Receivables have not been extended or modified, except as permitted under the Credit and Collection Policy.

(p) The Credit and Collection Policy has not been materially changed in any way which might reasonably lead to a Material Adverse Effect.

(q) No sale or contribution of any Receivables or any Related Security to WRC by WMECO has been made on account of an antecedent debt owed by WMECO to WRC or constitutes a fraudulent transfer or fraudulent conveyance or is otherwise void or voidable under similar laws or principles, the doctrine of equitable subordination or for any other reason. The transfers of Receivables and Related Security by WMECO to WRC pursuant to this Agreement, and all other transactions between WMECO and WRC, have been and will be made in good faith and without intent to hinder, delay or defraud creditors of WMECO, and WMECO acknowledges that it has received and will receive reasonably equivalent value for the purchases by (and contributions to) WRC of Receivables and Related Security hereunder. The purchase and contribution of Receivables and Related Security by WRC from WMECO constitutes a true sale or contribution of such Receivables and Related Security under applicable state law.

(r) No use of any proceeds of any sale of Specified Assets by WMECO will conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System.


     ARTICLE VII
     COVENANTS OF WMECO


VII.1  General Covenants.  WMECO covenants as follows:

(a) Compliance with Laws; Preservation of Corporate Existence. WMECO will comply in all material respects with all applicable laws, and all governmental rules, regulations and orders and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, in each case to the extent that the failure to do so could reasonably be expected to cause a Material Adverse Effect.

(b) Location of Records. WMECO will keep its principal place of business and chief executive office, and the offices where it keeps its records concerning or related to Receivables, at the address(es) referred to in Exhibit B or, upon 30 days' prior written notice to WRC and the Agent, at such other locations in jurisdictions where all action required by Section
7.3 shall have been taken and completed.

(c) Sales, Liens, Etc. Except as otherwise provided herein, WMECO will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or (except as provided by the Receivables Purchase Agreement) suffer to exist any Adverse Claim upon or with respect to, any Receivable, the related contract (if any), any Collections, any Related Security or the Specified Assets, or upon or with respect to any other account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereof.

(d) General Reporting Requirements. WMECO will provide (or cause the Servicer to provide) to the Agent (in sufficient copies for each Owner) and WRC the following:

(i) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of WMECO, a copy of WMECO's Quarterly Report on Form 10-Q submitted to the Securities and Exchange Commission with respect to such quarter, containing financial statements in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer, chief accounting officer, Treasurer or Assistant Treasurer of WMECO as having been prepared in accordance with GAAP and on a basis consistent with the financial statements referred to in Section 5.1(e); and

(ii) as soon as available and in any event within 105 days after the end of each fiscal year of WMECO, a copy of WMECO's Annual Report on Form 10-K submitted to the Securities and Exchange Commission with respect to such year, containing financial statements certified by a nationally-recognized independent public accountant;

(iii) promptly after the sending or filing thereof, copies of all reports which WMECO sends to any of its public securityholders and copies of all reports and registration statements which WMECO files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling securityholders;

(iv) promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which WMECO or any subsidiary of WMECO files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which WMECO or any subsidiary of WMECO receives from such corporation;

(v) as soon as possible and in any event within two days after the occurrence of each Event of Termination or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Termination, a statement of the chief financial officer, chief accounting officer, Treasurer or any Assistant Treasurer of WMECO setting forth details of such Event of Termination or other event, and the action which WMECO has taken and proposes to take with respect thereto; provided, that in the case of an event described in Section 7.01(g) of the Receivables Purchase Agreement such statement shall be provided to the Agent immediately;

(vi) promptly following the Agent's request therefor, such other information respecting the Receivables or the conditions or operations, financial or otherwise, of the Parent, WMECO, the Servicer or any of their subsidiaries as the Agent may from time to time reasonably request in writing in order to protect the interests of the Agent or WRC in connection with this Agreement;

(vii) to the extent not otherwise provided pursuant to the immediately foregoing clauses (i)-(vi), promptly after the sending or receipt thereof, copies of all reports and notices (other than routine borrowing requests and confirmations under established lines) which WMECO sends to or receives from any creditor or group of creditors of WMECO or any representative or agent for any creditor or group of creditors of WMECO, in each case, in respect of which the Debt owing to such creditor or group of creditors exceeds $10,000,000 in the aggregate; and

(viii) together with the quarterly and annual financial statements to be delivered by WMECO pursuant to the immediately preceding clauses (i) and (ii) respectively, a certificate from WMECO's chief financial officer, chief accounting officer, Treasurer or any Assistant Treasurer, in the case of the quarterly financial statements, and independent certified public accountants, in the case of the annual financial statements, stating, in each case, that such Person is familiar with the terms of this Agreement and each other Transaction Document and that in examining such financial statements, such Person did not become aware of any fact or condition which would constitute (or which with the giving of notice or passage of time, or both, would constitute) an Event of Termination, except for those, if any, described in reasonable detail in such certificate.

(e) Merger, Etc. WMECO will not merge or consolidate with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired), or acquire all or substantially all of the assets or capital stock or other ownership interest of any Person (any such transaction, acquisition or other action hereinafter referred to as a "Reorganization"), except that WMECO may enter into a Reorganization if the following conditions are satisfied:

(i) the survivor (such term referring to the survivor of a merger or consolidation as well as the acquirer of assets, capital stock or other ownership interests) of such Reorganization is organized under the laws of, and is resident in, the United States or one of the states therein;

(ii) the senior secured debt of such survivor shall be rated at least BBB-by Standard & Poor's and Baa3 by Moody's;

(iii) if WMECO is not the survivor of the Reorganization, such survivor shall have assumed all of the obligations of WMECO under or in connection with the Transaction Documents pursuant to an agreement in form and substance satisfactory to the Agent;

(iv) if WMECO is not the survivor of the Reorganization, the Agent shall have received opinions of counsel satisfactory to the Agent with respect to the matters covered by the opinions delivered pursuant to Section 4.1(g) and
(h), and any modifications or additions to Uniform Commercial Code filings or other security arrangements requested by the Agent shall have been completed; and

(v) each of Standard & Poor's and Moody's shall have confirmed that such merger or consolidation will not cause the ratings of the Purchaser's commercial paper notes to be reduced or withdrawn.

(f) ERISA Matters. WMECO will not (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction (as defined in Section 4975 of the Code and Section 406 of ERISA) for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (ii) permit to exist any accumulated funding deficiency (as defined in Section 302(a) of ERISA and Section 412(a) of the Code) or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (iii) fail to make any payments to any Multiemployer Plan that WMECO or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (iv) terminate any Benefit Plan so as to result in any liability; or (v) permit to exist any occurrence of any reportable event described in Title IV of ERISA which represents a material risk of a liability of WMECO or any ERISA Affiliate under ERISA or the Code, if such prohibited transactions, accumulated funding deficiencies, payments, terminations and reportable events occurring within any fiscal year of WMECO, in the aggregate, involve a payment of money or an incurrence of liability by WMECO or any ERISA Affiliate under Title IV of ERISA in an amount in excess of $5,000,000.

(g) Marking of Records. At its expense, WMECO will mark (or cause the Servicer to mark) its master data processing records relating to the Receivables so that reports generated from such records include the following legend:
"THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO WMECO RECEIVABLES CORPORATION PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF MAY 22, 1997, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BETWEEN WESTERN MASSACHUSETTS ELECTRIC COMPANY AND WMECO RECEIVABLES CORPORATION; AND UNDIVIDED, FRACTIONAL OWNERSHIP INTERESTS IN THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD BY WMECO RECEIVABLES CORPORATION TO MONTE ROSA CAPITAL CORPORATION PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF MAY 22, 1997, AS AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AMONG WMECO RECEIVABLES CORPORATION, WESTERN MASSACHUSETTS ELECTRIC COMPANY, MONTE ROSA CAPITAL CORPORATION AND UNION BANK OF SWITZERLAND, NEW YORK BRANCH, AS THE AGENT";

(h) Payment Instructions. WMECO will cause the representation in Section 5.1(k) to be true at all times, except that the location of the post office box and/or processing described in Section 5.1(k), and the identity of the Collection Account, may be changed with the consent of the Agent, upon 30 days' prior written notice to the Agent, if (i)the requirements of Section
7.3 are satisfied, (ii) the Collection Account continues to be a single-purpose account for the deposit of Collections, (iii) the Collection Account continues to be in the name of the Purchaser, and under the exclusive ownership and control of the Purchaser, and (iv) the bank at which the Collection Account is maintained shall have received, executed and returned a Bank Notice. If at any time WMECO receives any Collections, WMECO shall remit such Collections immediately to the Collection Account.

(i) Separate Corporate Existence of WRC. WMECO shall take such actions as shall be required in order that:

(i) WRC's operating expenses will be paid by WRC from its own assets and not by WMECO or any of its Affiliates (other than WRC);

(ii) WMECO's books and records will be maintained separately from those of WRC;

(iii) WRC will have its own financial statements prepared, and any financial statement of WMECO which is consolidated to include WRC will contain detailed notes clearly stating that (A) all of WRC's assets are owned by WRC, and (B) WRC is a separate corporate entity with creditors who have purchased and otherwise received ownership and security interests in WRC's assets;

(iv) WMECO will strictly observe corporate formalities in its dealing with WRC, and funds or other assets of WRC will not be commingled with those of WMECO;

(v) WMECO will maintain arm's-length relationships with WRC, and WMECO will be compensated at market rates for any services it renders or otherwise furnishes to WRC; and

(vi) WMECO will not be, and will not hold itself out to be, responsible for the debts of WRC or the decisions or actions in respect of the daily business and affairs of WRC.

(j)  Certain Agreements Regarding Receivables.

(i) Except as otherwise permitted in Section 6.02 of the Receivables Purchase Agreement, WMECO will not purport to (i) reduce the Outstanding Balance of any Receivable, (ii) otherwise extend, amend or modify the terms of any Receivable in any material respect, or (iii) amend, modify or waive, in any material respect, any term or condition of any contract related thereto (which term or condition relates to payments under, or the enforcement of, such contract).

(ii) WMECO will not make any change in the character of its business or materially alter its Credit and Collection Policy, which change would, in either case, materially change the credit standing required of Obligors or potential Obligors or impair, in any material respect, the collectibility of the Receivables generated by it.

(iii) WMECO will not take any action to cause or permit any Receivable generated by it to become evidenced by any "instrument" or "chattel paper" (as defined in the applicable UCC) unless such "instrument" or "chattel paper" shall be delivered to WRC (which in turn shall deliver the same to the Purchaser (or the Agent on its behalf)).

(iv) WMECO will not make any changes in its instructions to Obligors regarding Collections or change the bank at which the Collection Account is maintained unless the requirements of Section 6.09 of the Receivables Purchase Agreement have been met.

(k) Accounting of Purchases. In its financial statements, WMECO will account for the transactions contemplated hereby as sales of the Specified Assets by WMECO to WRC.


     ARTICLE VIII
     ADDITIONAL RIGHTS AND OBLIGATIONS IN
     RESPECT OF THE RECEIVABLES


VIII.1 Rights of WRC. WMECO hereby authorizes WRC, the Servicer or their respective successors, assigns or designees to take any and all steps in WMECO's name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables, including, without limitation, endorsing the name of WMECO on checks and other instruments representing Collections and enforcing such Receivables and the provisions of any related contracts that concern payment and/or enforcement of rights to payment.

VIII.2 Responsibilities of WMECO. Anything herein to the contrary notwithstanding:

(a) If requested by WRC or the Agent to do so following the occurrence of a Transition Event, WMECO shall direct, all Obligors to make payments of Receivables directly to a Lock-Box Account (or to wire payments of Receivables directly to a Lock-Box Account) at a Lock-Box Bank, and WMECO shall deliver to such Lock-Box Bank a Bank Notice. WMECO shall, upon the request of the Agent at any time after a Transition Event and at WMECO's expense, notify any or all of the Obligors of the Owners' interests therein. If WMECO shall fail to give any such direction or notice promptly following the direction of WRC or the Agent, WRC or the Agent may (but shall not be required to) itself give such notice, and the expenses of WRC or the Agent incurred in connection therewith shall be payable by WMECO or the Agent on demand therefor by WRC or the Agent.

(b) WMECO shall use commercially reasonable efforts to prevent funds other than Collections in the Collection Account. In the event WMECO is aware that any other amount is so deposited in the Collection Account, WMECO shall promptly notify WRC, the Agent and the Servicer. If the Servicer receives such notice at a time when a WMECO Obligation is in default, the Servicer shall deliver such amount to the Agent to pay such WMECO Obligation and to otherwise secure payment of the WMECO Obligations. The Agent shall hold such amount until all WMECO Obligations (whether fixed or contingent) are paid in full. If the Servicer receives such notice at a time when no WMECO Obligation is in default, the Servicer shall promptly remit such amount to WMECO.

(c) WMECO agrees to transfer directly to the Collection Account, within one Business Day of receipt thereof, any Collections or any other payment with respect to the Receivables or Related Security that it receives, in the form so received, and agrees that all such Collections and payments shall be deemed to be received in trust for WRC and its assigns (including the Purchaser and the Agent) and such Collections shall be maintained and segregated separate and apart from all other funds and moneys of WMECO until delivery of such Collections and payments to the Collection Account for allocation in accordance with Article II of the Receivables Purchase Agreement;

(d) WMECO shall perform its obligations hereunder, and the exercise by WRC or its designee of its rights hereunder shall not relieve WMECO from such obligations.

(e) Neither WRC, the Servicer, the Purchaser nor the Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, contracts related thereto or any other related agreements, nor shall WRC, the Servicer, the Purchaser or the Agent be obligated to perform any of the obligations of WMECO thereunder.

(f) WMECO hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of WMECO all steps necessary or advisable to endorse, negotiate or otherwise realize on any document or other right of any kind held or transmitted by WMECO or transmitted or received by WRC (whether or not from WMECO) in connection with any Receivable. WMECO shall execute and deliver such additional documents as WRC or the Agent shall reasonably request to evidence the power of attorney created by this Section.

VIII.3  UCC Matters; Protection and Perfection of Percentage Interests.
WMECO will keep its principal place of business and chief executive office, and the office where it keeps the Records, at the addresses of the Seller specified in Exhibit B or, upon 30 days' prior written notice to the Agent, at such other locations within the United States where all actions reasonably requested by the Agent to protect and perfect the interest of WRC, the Agent and the Owners in the Receivables, the Related Security (excluding Security Deposits) relating thereto, the Collections and the Specified Assets, have been taken and completed. WMECO will not make any change to its corporate name or use any tradenames, fictitious names, assumed names or "doing business as" names other than those described in Exhibit C, unless prior to the effective date of any such name change or use, WMECO delivers to the Agent such executed financing statements as the Agent may request to reflect such name change or use, together with such other documents and instruments as the Agent may reasonably request in connection therewith.

WMECO agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that WRC or the Agent may reasonably request in order to perfect, protect or more fully evidence the interests of WRC, the Agent or the Owners in the Specified Assets, or to enable any of them to exercise or enforce any of their respective rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, WMECO will upon the request of WRC or the Agent execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate or as WRC or the Agent may request. WMECO hereby authorizes WRC or the Purchaser to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Specified Assets now existing or hereafter arising without the signature of WMECO where permitted by law. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Specified Assets (or, in each case, any part thereof) shall be sufficient as a financing statement where permitted by applicable law.

If WMECO fails to perform any of its agreements or obligations under this
Section 7.3, WRC or the Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of WRC or the Agent incurred in connection therewith shall be payable by WMECO upon demand by WRC or the Agent therefor. For purposes of enabling WRC and the Agent to exercise their rights described in the preceding sentence and elsewhere in this Agreement, WMECO hereby authorizes WRC and the Agent to take any and all steps in WMECO's name and on behalf of WMECO necessary or desirable, in the determination of WRC or the Agent, to collect all amounts due under any and all Receivables, including, without limitation, endorsing WMECO's name on checks and other instruments representing Collections and enforcing rights with respect to Receivables and any related contracts. In addition, to the extent that any Receivables are likely to be outstanding five years or more after the date of this Agreement, WMECO shall provide, within six months (but not later than the 30th day) prior to the expiration of such five year period (and, if applicable, each subsequent five year period), or more frequently as WRC or the Agent reasonably deems advisable, an opinion of counsel to WMECO as to the continuing validity and perfection of interests of WRC, the Agent and the Owners in the Specified Assets.


     ARTICLE IX
     PURCHASE AND SALE TERMINATION


IX.1  Termination.

(a) Optional Termination. Upon at least 10 days' prior written notice to the other party hereto and the Agent, WMECO or WRC may declare the Purchase and Sale Termination Date to have occurred; provided that WMECO shall have paid to the Agent (for WRC's account) all obligations incurred by WRC under
Section 2.11 of the Receivables Purchase Agreement in connection with, or as a direct or indirect consequence of, such declaration.

(b) Upon the occurrence of the Termination Date under the Receivables Purchase Agreement, the Purchase and Sale Termination Date shall be deemed to have occurred, without further action by any Person; provided that (unless an Event of Termination under Section 7.01(g) of the Receivables Purchase Agreement shall have occurred) the parties hereto may elect, by written notice to the Agent, to continue to sell Receivables hereunder following the occurrence of an Event of Termination.

(c) If the Trigger Conditions exist for a period of more than five consecutive Business Days, the Purchase and Sale Termination Date shall be deemed to have occurred, without further action by any Person. The "Trigger Conditions" shall exist on any day if, after giving effect to any increase in (or payments on) the outstanding amount of the deferred WRC Purchase Price on such day, the sum of (x) the remaining unpaid balance of the deferred WRC Purchase Price plus (y) the aggregate Purchase Price of all Percentage Interests would exceed 91% of the aggregate Outstanding Balance of all Receivables.

IX.2 Remedies. Upon any termination of the Facility pursuant to Section 8.1, WRC shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of the Purchase and Sale Termination Date shall not deny WRC any remedy in addition to termination of the Facility to which WRC may be otherwise appropriately entitled, whether at law or equity.


     ARTICLE X
     INDEMNIFICATION


X.1 Indemnities by WMECO. Without limiting any other rights which WRC may have hereunder or under applicable law, WMECO hereby agrees to indemnify WRC and each of its officers, directors, employees and agents and their respective successors, transferees and assigns (each of the foregoing Persons being individually called a "Purchase and Sale Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively called "Purchase and Sale Indemnified Amounts") awarded against or incurred by any of them arising out of or as a result of this Agreement, any other Transaction Document, the ownership or funding of any Receivable or other asset described in Section 1.1, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds herefrom or therefrom, excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of any Purchase and Sale Indemnified Party, (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables, or
(iii) Excluded Taxes. Without limiting the foregoing, WMECO indemnifies each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

(a) the transfer by WMECO of an interest in any Receivable to any Person other than WRC;

(b) reliance on any representation or warranty made by WMECO (or any of its officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by WMECO pursuant hereto or thereto which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(c) the failure by WMECO to comply with any term, provision or covenant contained in this Agreement or any other Transaction Documents, or with any applicable law, rule or regulation with respect to any Receivable or a related contract, if any, or the Related Security, or the nonconformity of any Receivable or related contract, if any, or the Related Security, with any such applicable law, rule or regulation;

(d) the failure to vest and maintain vested in WRC or to transfer to WRC legal and equitable title to and ownership of the Receivables and the Collections and Related Security with respect thereto, free and clear of any Adverse Claim (other than the interests of the Agent and the Owners created by the Receivables Purchase Agreement), whether existing at the time of the purchase of such Receivables or at any time thereafter;

(e) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables and Related Security, whether at the time of any purchase or at any subsequent time;

(f) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or a related contract, if any, not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Receivable or the furnishing of or failure to furnish such services;

(g) any failure of WMECO, individually or as the Servicer, to perform its duties or obligations in accordance with the provisions of any contracts related to the Receivables;

(h) any and all amounts paid or payable by WRC pursuant to Sections 2.09(c), 2.10(a), 2.11, 2.13, 2.14, 2.15 and 10.07 of the Receivables Purchase
Agreement;

(i) any product liability claim or personal injury or property damage suit or similar or related claim or action arising out of or in connection with services or merchandise that are the subject of any Receivable or any other lawsuit or claim relating to any Receivable, related contract or Related Security;

(j) the failure to pay when due any taxes (other than Excluded Taxes), including without limitation, any sales, excise or personal property taxes payable in connection with any of the Receivables;

(k) any repayment by WRC, the Agent or any Owner of any amount previously distributed which WRC, the Agent or such Owner believes in good faith is required to be made;

(l) the commingling of Collections of Receivables at any time with other funds (including without limitation any commingling in the Collection Account that occurs notwithstanding WMECO's commercially reasonable efforts to prevent it);

(m) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases or the ownership of any Receivable, Related Security or related contract, if any;

(n) the failure of a Lock-Box Bank or the bank at which the Collection Account is maintained (if other than Union Bank of Switzerland) to remit any amounts held in the Lock-Box Account or Collection Account, as the case may be, pursuant to the instructions of the Servicer, WRC or the Agent, whether by reason of the exercise of set-off rights or otherwise;

(o) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of WMECO to qualify to do business or file any notice of business activity report or any similar report;

(p) any attempt by any Person to void any transfer of any Receivable or Related Security from WMECO to WRC hereunder under statutory provisions or common law or equitable action, including, without limitation, any provision of the Bankruptcy Reform Act of 1978 (18 U.S.C. Section 101 et seq.), as amended;

(q) any claim involving environmental liability that relates to any property that has been, is now or hereafter will be owned, leased, operated or otherwise used by WMECO; and

(r) any violation of any provision of ERISA, the engaging by WMECO or any ERISA Affiliate in any prohibited transaction for which WMECO or such affiliate may be liable for excise taxes under the Code or otherwise liable under ERISA and for which an exemption is not available or has not been previously obtained from the United States Department of Labor, the existence of any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, with respect to any Benefit Plan other than a Multiemployer Plan; the failure by WMECO or any ERISA Affiliate to make a payment to any Multiemployer Plan that WMECO or any ERISA Affiliate is required to make or any other contribution failure with respect to any Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA, the termination by WMECO or any ERISA Affiliate of any Benefit Plan or the withdrawal by WMECO or any ERISA Affiliate from any Multiemployer Plan; any attempt by the Pension Benefit Guaranty Corporation to terminate any Benefit Plan.

If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then WMECO shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.


     ARTICLE XI
     MISCELLANEOUS


XI.1 Amendments, etc. (a) Subject to Section 5.01(i) of the Receivables Purchase Agreement, the provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by WRC, the Servicer and WMECO (with respect to an amendment) or by WRC (with respect to a waiver or consent by it).

(b) No failure or delay on the part of WRC, the Servicer, WMECO or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on WRC, the Servicer or WMECO in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by WRC or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

XI.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, three days after being deposited in the United States mails, first class postage prepaid, (b) notice by overnight courier, one Business Day after being deposited with a national overnight courier service, or (c) notice by facsimile copy, when confirmation of receipt is obtained.

XI.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, WMECO hereby authorizes WRC, at any time and from time to time, to the fullest extent permitted by law, to setoff, against any obligations of WMECO to WRC arising in connection with the Transaction Documents (including without limitation amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but are accruing in respect of any then current Measurement Period, any and all indebtedness at any time owing by WRC to or for the credit or the account of WMECO.

XI.4 Binding Effect; Assignability. (a) This Agreement shall be binding upon and inure to the benefit of WRC and WMECO and their respective successors and permitted assigns. WMECO may not assign any of its rights hereunder or any interest herein without the prior written consent of WRC and the Agent, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by WMECO pursuant to Article V and the indemnification and payment provisions of
Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

(b) Without limiting the foregoing, WMECO hereby acknowledges and agrees that WRC has transferred an undivided ownership interest, and has granted a security interest, to the Agent and the Purchaser in all its right, title and interest under this Agreement and the assets transferred pursuant hereto. In furtherance of the foregoing, WMECO hereby agrees that:

(i) the Agent, the Purchaser and their respective successors and assigns shall be entitled to the benefit of all representations and warranties, covenants and agreements of WMECO contained in this Agreement, and

(ii) the Agent, the Purchaser and their respective successors and assigns may exercise directly any of the rights and remedies provided under this Agreement, or under applicable law or otherwise in respect of any obligation of WMECO to WRC hereunder, to the same extent as WRC might have done.

XI.5 GOVERNING LAW; SUBMISSION TO JURISDICTION. (A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF WRC IN THE RECEIVABLES, THE RELATED SECURITY AND THE COLLECTIONS, OR THE REMEDIES HEREUNDER IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(B) EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 10.5 SHALL AFFECT THE RIGHT OF WRC OR ITS SUCCESSORS AND ASSIGNS TO BRING ANY ACTION OR PROCEEDING AGAINST WMECO OR ANY OF ITS RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

XI.6 Costs, Expenses and Taxes. In addition to the rights of indemnification granted to WRC under Article IX hereof, WMECO agrees to pay on demand all out-of-pocket costs and expenses of WRC and the Agent incurred in connection with the preparation, execution, delivery, administration (including periodic auditing and amounts paid to any Lock-Box Bank or the bank at which the Collection Account is maintained in respect of disallowed items, fees or charges or for any other reason), amendment, modification or syndication of, or any waiver or consent issued in connection with, this Agreement and the other Transaction Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for WRC or the Agent with respect thereto and with respect to advising WRC or the Agent as to its respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by WRC or the Agent in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

XI.7 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

XI.8 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise specified herein, references in this Agreement to any Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be. Appendix A and the Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

XI.9 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings. Each of the parties hereto acknowledges and agrees that it is not intended to have, and shall not assert, any rights, benefits, causes of action or remedies under or in connection with any instrument, document or agreement to which it is not a party, or any of the transactions contemplated thereby or in respect of any acts or omissions by any of the parties thereto, in each case, whether relating specifically to the transactions contemplated hereby or otherwise.

XI.10 Reliance on Corporate Separateness. WMECO acknowledges that the Purchaser and the Agent are entering into the Receivables Purchase Agreement in reliance upon WRC's identity as a legal entity separate from WMECO.

XI.11 Term of this Agreement. This Agreement, including, without limitation, WMECO's obligation to observe its respective covenants set forth in Article VII, shall remain in full force and effect until the Collection Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by WMECO pursuant to Article V and the indemnification and payment provisions of Articles IX and Article X shall be continuing and shall survive any termination of this Agreement.

XI.12 No Proceedings. WMECO hereby agrees that it will not institute against, or join any other Person in instituting against, WRC or any subsidiary of WRC any proceedings of the type referred to in clause (i) of
Section 7.01(g) of the Receivables Purchase Agreement so long as any Commercial Paper Notes or other debt securities issued by the Purchaser or any of its subsidiaries shall be outstanding or there shall not have elapsed one year and one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

XI.13 Confidentiality. (a) Confidentiality of Agreement Information. Each of WMECO and WRC agrees to maintain the confidentiality of this Agreement and all other Transaction Documents (and all drafts thereof) and not to disclose this Agreement and all other Transaction Documents or such drafts to third parties (other than to its directors, officers, employees, accountants or counsel); provided, however, that the Agreement and all other Transaction Documents may be disclosed to third parties to the extent such disclosure is:

(i) (A) required in connection with a sale of securities of WMECO, (B) made solely to persons who are legal counsel for the purchaser or underwriter of such securities, and (C) limited in scope to the provisions of Articles V, VII, X of the Receivables Purchase Agreement or Articles VI, VIII, X and, to the extent defined terms are used in such Articles, such terms defined in
Article I of the Receivables Purchase Agreement or Appendix A of this
Agreement;

(ii) made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Agent;

(iii) with respect to information generally available to the public through no fault of WMECO or WRC;

(iv) to any federal or state regulatory authority having jurisdiction over WMECO or WRC; or

(v) to any other Person to which such delivery or disclosure may be necessary or appropriate (A) in compliance with any law, rule, regulation or order applicable to WMECO or WRC, or (B) in response to any subpoena or other legal process.

(b) Confidentiality of WMECO Confidential Information. WRC agrees to maintain the confidentiality of the Seller Confidential Information and not to disclose the Seller Confidential Information to third parties (other than to its directors, officers, employees, accountants or counsel); provided, however, that the Seller Confidential Information may be disclosed to third parties to the extent such disclosure is:

(i)  to the Purchaser, the Agent and each Owner;

(ii) with respect to information generally available to the public through no fault of WRC;
(iii) to any holder of a Commercial Paper Note (a "Holder") and any placement agent with respect to Commercial Paper Notes, or in the case of general information regarding the nature, basic terms and status of the Purchaser's commercial paper program to any prospective Holder;

(iv) to any party providing credit enhancement or liquidity facilities or any other facilities to any of the Owners, any proposed assignee or transferee of a Percentage Interest or any part thereof;

(v) to any federal or state regulatory authority having jurisdiction over WRC, the Purchaser, any Owner or the Agent;

(vi) to any internationally recognized rating agency in connection with the rating by such agency of an Owner; or
(vii) to any other Person to which such delivery or disclosure may be necessary or appropriate (A) in compliance with any law, rule, regulation or order applicable to WRC, the Agent or any Owner, (B) in response to any subpoena or other legal process, or (C) in order to protect or enforce an Owner's investment in the Percentage Interests.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


WESTERN MASSACHUSETTS ELECTRIC COMPANY


By:  /s/ David R. McHale
Title:  Assistant Treasurer


Address:  174 Brush Hill Avenue
          West Springfield,
          Massachusetts

Attention:    David McHale
              Assistant Treasurer
Facsimile:    (413) 787-9363
Confirmation: (413) 785-2293

with a copy to:

107 Selden Street
Berlin, CT  06037

Attention:    David McHale,
              Assistant Treasurer
Facsimile:    (860) 665-5457
Confirmation: (860) 665-3249


WMECO RECEIVABLES CORPORATION


By: /s/ Robert C. Aronson
Title:  Assistant Treasurer


Address:  107 Selden Street
          Berlin, CT  06037

Attention:    Treasurer
Facsimile:    (860) 665-5457
Confirmation: (860) 665-5317

     APPENDIX A

     DEFINITIONS


This is Appendix A to the Purchase and Sale Agreement dated as of May 22, 1997, between WESTERN MASSACHUSETTS ELECTRIC COMPANY, individually and as the initial Servicer, and WMECO RECEIVABLES CORPORATION, as the Purchaser (as amended, supplemented or otherwise modified from time to time, the "Purchase and Sale Agreement").

1.1. Definitions. As used in the Purchase and Sale Agreement, the following terms have the meanings as indicated:

"Adverse Claim" has the meaning set forth in the Receivables Purchase
Agreement.

"Adjustment Date" means, with respect to any Measurement Period, a day selected by the Servicer (which day will not be more than ten Business Days after the end of such period).

"Affiliate" has the meaning set forth in the Receivables Purchase Agreement.

"Agent" has the meaning set forth in the preamble to the Receivables Purchase Agreement.

"Bank Notice" has the meaning set forth in the Receivables Purchase
Agreement.

"Bankruptcy Proceeding" means a proceeding of the type described in Section 7.01(g) of the Receivables Purchase Agreement.

"Benefit Plan" has the meaning set forth in the Receivables Purchase
Agreement.

"Business Day" means a day of the year (other than a Saturday or a Sunday) on which banks are required to be open in New York.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collection Account" has the meaning set forth in the Receivables Purchase Agreement.

"Collection Date" has the meaning set forth in the Receivables Purchase
Agreement.

"Collections" has the meaning set forth in the Receivables Purchase
Agreement.

"Commercial Paper Notes" has the meaning set forth in the Receivables Purchase Agreement.

"Contributed Receivables" means all Receivables transferred by WMECO to WRC in accordance with Section 1.4 of the Purchase and Sale Agreement.

"Credit and Collection Policy" has the meaning set forth in the Receivables Purchase Agreement.

"Debt" has the meaning set forth in the Receivables Purchase Agreement.

"Dilution Factors" has the meaning set forth in the Receivables Purchase Agreement.

"Discount Percentage" is defined in Section 2.1 of the Purchase and Sale Agreement.

"ERISA" has the meaning set forth in the Receivables Purchase Agreement.

"ERISA Affiliate" has the meaning set forth in the Receivables Purchase
Agreement.

"Event of Termination" has the meaning set forth in the Receivables Purchase Agreement.

"Excluded Taxes" has the meaning set forth in the Receivables Purchase
Agreement.

"Facility" has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

"GAAP" has the meaning set forth in the Receivables Purchase Agreement.

"General Trial Balance" has the meaning set forth in the Receivables Purchase Agreement.

"Initial Closing Date" means a Business Day (prior to the Reinvestment Termination Date) selected by WMECO on two Business Days' prior written notice to WRC and the Agent.

"Investor Report" has the meaning set forth in the Receivables Purchase
Agreement.

"Lock-Box Account" has the meaning set forth in the Receivables Purchase Agreement.

"Lock-Box Bank" has the meaning set forth in the Receivables Purchase
Agreement.

"Material Adverse Effect" has the meaning set forth in the Receivables Purchase Agreement.

"Material Parent Effect" means a material adverse effect on the operations or financial condition of (i) Parent or (ii) Parent and its subsidiaries.

"Measurement Date" means (i) the Initial Closing Date and (ii) the first day of each calendar month following thereafter.

"Measurement Period" means the period from and including a Measurement Date to but excluding the next Measurement Date.

"Multiemployer Plan" has the meaning specified in the Receivables Purchase Agreement.

"Net Receivables Pool Balance" has the meaning specified in the Receivables Purchase Agreement.

"Obligations" means all obligations of WRC, the Servicer (so long as the Servicer is WMECO or an Affiliate of WMECO) and WMECO arising in connection with the Transaction Documents, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

"Obligor" has the meaning specified in the Receivables Purchase Agreement.

"Outstanding Balance" has the meaning set forth in the Receivables Purchase Agreement.

"Owners" has the meaning set forth in the Receivables Purchase Agreement.

"Parent" has the meaning set forth in the Receivables Purchase Agreement.

"Payment Center" has the meaning set forth in the Receivables Purchase
Agreement.

"Percentage Interest" has the meaning set forth in the Receivables Purchase Agreement.

"Permitted Payments" has the meaning set forth in Section 1.10 of the Purchase and Sale Agreement.

"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, bank, financial institution, trust, unincorporated association, joint venture, government (or any agency or political subdivision thereof) or other entity.

"Public Disclosure Documents" has the meaning set forth in the Receivables Purchase Agreement.

"Purchase and Sale Indemnified Amounts" has the meaning set forth in Section
9.1 of the Purchase and Sale Agreement.

"Purchase and Sale Indemnified Party" has the meaning set forth in Section
9.1 of the Purchase and Sale Agreement.

"Purchase and Sale Termination Date" has the meaning set forth in Section 8.1 of the Purchase and Sale Agreement.

"Purchase and Sale Termination Event" has the meaning set forth in Section
8.1 of the Purchase and Sale Agreement.

"Purchase Price" has the meaning set forth in the Receivables Purchase
Agreement.

"Purchaser" has the meaning set forth in the Receivables Purchase Agreement.

"Receivable" means the billed and unbilled indebtedness of any Obligor owed (prior to giving effect to the transfer contemplated hereby) to WMECO, whether constituting an account, chattel paper, instrument or general intangible, as booked to Accounts 142.01 and 173 under the Federal Energy Regulatory Commission Chart of Accounts as utilized by WMECO, but excluding the right to payment of any interest or finance charges or taxes with respect thereto.

"Receivables Purchase Agreement" means the Receivables Purchase Agreement dated as of May 22, 1997 among WRC, WMECO as the initial Servicer thereunder, the Purchaser and UBS, as the Agent, as amended, supplemented or otherwise modified from time to time.

"Records" means all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained by WMECO with respect to the Receivables and the related Obligors.

"Reinvestment Termination Date" has the meaning set forth in the Receivables Purchase Agreement.

"Related Assets" is defined in Section 1.1.

"Related Security" means, with respect to any Receivable:

(a) all security interests or liens (and property subject thereto) from time to time purporting to secure payment of such Receivable, whether pursuant to a contract related to such Receivable or otherwise;

(b) all guarantees, letters of credit, indemnities, warranties, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to a contract related to such Receivable or otherwise;

(c)  all Records; and

(d)  all proceeds of the foregoing.

"Restricted Payments" has the meaning set forth in the Receivables Purchase Agreement.

"Security Deposit" has the meaning set forth in the Receivables Purchase Agreement.

"Seller Confidential Information" has the meaning set forth in the Receivables Purchase Agreement.

"Senior Obligations" means all Obligations which may now or hereafter be owing to the Agent, the Owners or the Persons described in Section 9.1 of the Receivables Purchase Agreement.

"Servicer" has the meaning set forth in the Receivables Purchase Agreement.

"Servicer Default" has the meaning set forth in the Receivables Purchase Agreement.

"Servicing Fee" has the meaning set forth in the Receivables Purchase
Agreement.

"Specified Assets" means the Receivables and the Related Assets.

"Subordinated Obligations" means all Obligations of WRC which may now or hereafter be owing to WMECO and its successors or assigns (including without limitation the obligation to pay WRC Purchase Price).

"Termination Date" has the meaning set forth in the Receivables Purchase Agreement.

"Transaction Documents" means the Receivables Purchase Agreement, the fee letter referred to in Section 2.10 of the Receivables Purchase Agreement, the WMECO Sale and Transfer Certificate, the Purchase and Sale Agreement, and all other instruments, certificates, agreements, reports or documents delivered under or in connection with the Receivables Purchase Agreement or the Purchase and Sale Agreement (except any Liquidity Agreement (as defined in the Receivables Purchase Agreement)), as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Purchase and Sale Agreement and the Receivables Purchase Agreement.

"Transition Event" has the meaning set forth in the Receivables Purchase Agreement.

"Trigger Conditions" has the meaning set forth in Section 8.1(c) of the Purchase and Sale Agreement.

"UBS" has the meaning set forth in the Receivables Purchase Agreement.

"UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

"Unbilled Receivable" has the meaning set forth in the Receivables Purchase Agreement.

"WMECO" means Western Massachusetts Electric Company, a Massachusetts corporation, its permitted successors and assigns.

"WMECO Obligations" means all obligations of WMECO (as Seller or as Servicer) under or in connection with the Transaction Documents (including without limitation all indemnity obligations), whether now existing or hereafter arising.

"WMECO Sale and Transfer Certificate" means the sale and transfer certificate, in substantially the form of Exhibit A to the Purchase and Sale Agreement, evidencing WRC's ownership of the Receivables, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Purchase and Sale Agreement.

"WRC" means WMECO Receivables Corporation, a Connecticut corporation, its permitted successors and assigns.
"WRC Purchase Price" has the meaning set forth in Section 2.1 of the Purchase and Sale Agreement.

1.2. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

1.3. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

1.4 "Other Definitional Provisions" (a) Each term defined in the singular form in Sections 1.1 or elsewhere in this Appendix A, shall mean the plural thereof when the plural form of such term is used herein or in any Transaction Document or other document delivered pursuant thereto, and each term defined in the plural form in Sections 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein;

(b) The words "hereof," "herein," "hereunder" and similar terms when used in this Appendix A or in any Transaction Document shall refer thereto as a whole and not to any particular provision thereof, and article, section, subsection, schedule and exhibit references in any Transaction Document are references to articles, sections, subsections, schedules and exhibits to such Transaction Document unless otherwise specified.

     EXHIBIT A
     to Purchase and Sale Agreement


     FORM OF WMECO SALE AND TRANSFER CERTIFICATE

     See attached.


     EXHIBIT B
     to Purchase and Sale Agreement


     LOCATIONS OF WRC'S AND WMECO'S
     CHIEF EXECUTIVE OFFICE AND
     PRINCIPAL PLACE OF BUSINESS AND
     LOCATIONS OF BOOKS AND RECORDS


I.   WRC

107 Selden Street
Berlin, Connecticut  06037

II.  WMECO

Executive Office Address:

174 Brush Hill Avenue
West Springfield, Massachusetts  01090-0010

Principal Administrative Office Address:

107 Selden Street
Berlin, Connecticut  06037

Processing Office Address:

176 Cumberland Avenue
Wethersfield, Connecticut  06109




     EXHIBIT C
     to Purchase and Sale Agreement


     TRADENAMES, FICTITIOUS NAMES AND
     "DOING BUSINESS AS" NAMES


Northeast Utilities Wholesale Power Co.
Northfield Mountain Energy Co.